Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FOURTH QUARTER AND RECORD FISCAL YEAR

WINCHESTER, Virginia (June 10, 2003) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for the fourth quarter and full fiscal year ended April 30, 2003.

Net sales for the fourth quarter increased 9% from the prior year to a record $144,341,000. The Company had previously issued forward guidance that anticipated growth of 5% to 7%. Actual revenue performance for the quarter was the result of continued strong demand in the new construction sector and better than anticipated demand in the remodel market.

Gross profit was 21.7%, down from 26.5% the previous year and from previous forward guidance of approximately 24%. The decline was due to increased distribution expenses, labor costs and overhead. Increased distribution expenses were driven by fuel surcharges and inefficiencies in the delivery network based on the geographic mix in demand. Labor costs increased due to startup inefficiencies associated with new capacity and higher benefit costs. Overhead increased due primarily to depreciation and other fixed expenses relating to the unused portion of the new capacity.

Selling, general and administrative costs decreased from 15.3% of net sales to 13.0%, for the fourth quarter, as a result of a reduction in costs associated with the Company’s pay-for-performance employee incentive plans.

Net income for the quarter was $7,554,000, or $0.91 per diluted share, consistent with previous guidance of $0.90 to $0.95 per share, and down from $9,137,000 or $1.07 the prior year.

For the fiscal year, net sales were $563,466,000, an increase of 13% over fiscal 2002. The Company’s gross margin of 23.6% in fiscal 2003 compared to 25.8% in the prior year. Net income for fiscal 2003 was a record $32,704,000 or $3.89 per diluted share compared with $32,155,000 or $3.81 per diluted share for the prior year.

Looking forward to the first fiscal quarter ending July 31, 2003, the Company anticipates an increase in sales of 8% to 10% over the prior year. The Company expects to experience strong overall demand in the new construction market and a normal spring selling season in major remodel markets. Margins should show improvement during the quarter due primarily to increased capacity utilization. Based on higher volume and projected gross profit of approximately 23%, the Company believes that net income will be in the range of $0.95 to $1.00 per diluted share.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and home manufacturers and through a network of independent distributors. The Company presently operates 13 manufacturing facilities and 10 service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended April 30		Twelve Months Ended April 30
	2003	2002	2003	2002
Net Sales	$144,341	$132,419	$563,466	$499,046
Cost of Sales & Distribution	113,016	97,300	430,725	370,369

Gross Profit	31,325	35,119	132,741	128,677
Sales & Marketing Expense	14,113	13,229	55,157	50,442
G&A Expense	4,652	7,023	23,323	24,511

Operating Income	12,560	14,867	54,261	53,724
Interest & Other Income/Expense	176	(235)	368	609
Income Tax Expense	4,830	5,965	21,189	20,960

Net Income	$7,554	$9,137	$32,704	$32,155

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	8,282,166	8,550,779	8,400,174	8,436,623
Earnings Per Diluted Share	$0.91	$1.07	$3.89	$3.81

Balance Sheet

	April 30 2003	April 30 2002
Cash & Cash Equivalents	$15,512	$13,083
Customer Receivables	40,615	32,246
Inventories	44,986	34,872
Other Current Assets	11,239	10,310

Total Current Assets	112,352	90,511
Property, Plant & Equipment	136,551	122,405
Other Assets	13,825	21,306

Total Assets	$262,728	$234,222

Current Portion – Long-Term Debt	$932	$3,218
Accounts Payable & Accrued Expenses	62,866	61,179

Total Current Liabilities	63,798	64,397
Long-Term Debt	19,016	14,398
Other Liabilities	19,815	10,258

Total Liabilities	102,629	89,053
Stockholders’ Equity	160,099	145,169

Total Liabilities & Stockholders’ Equity	$262,728	$234,222